SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


WHITMAN CORPORATION
             -----------------------------------------------------
                                (Name of Issuer)

Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)


96647K102            -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                Page _1_ of _4_Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

COOKE & BIELER, INC.
23-1392932


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


PHILADELPHIA, PENNSYLVANIA

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              3587850
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               4388150
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    4494384
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                    4.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                    IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 3 of 4_ Pages





Item 1.     (a)   Name of Issuer:WHITMAN CORPORATION


            (b)   Address of Issuer's Principal Executive Offices:
                    3501 Algonquin Road
                    Rolling Meadows, IL 60008

Item 2.     (a)   Name of Person Filing:

                    Cooke & Bieler, Inc.

            (b)   Address of Principal Business Office:
                    1700 Market Street, Suite 3222
                    Philadelphia, PA 19103

            (c)   Citizenship:  USA


            (d)   Title of Class of Securities: Common Stock


            (e)   CUSIP Number: 96647K102


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                             Page __ of __ Pages



Item 4.     Ownership.

               4494384

Item 5.     Ownership of Five Percent or Less of a Class.

               This statement is being filed to report the fact that as of 12/31/98 the reporting person has ceased to be the beneficial owner of more than five percent of the security described above.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.
Item 8.     Identification and Classification of Members of the Group.

               Not applicable.

Item 9.     Notice of Dissolution of Group.

               Not applicable.
Item 10.    Certification.

            By signing below --I/we-- certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.
                           Catherine H. Newins

            After reasonable inquiry and to the best of my knowledge and belief, --I/we-- certify that the information set forth in this statement is true, complete and correct.


Date: March 9, 1999

By:
   Catherine H. Newins